Exhibit 99.1

10 Cabot Place, Stoughton, MA 02072

News Release

For Immediate Release February 27, 2018	For More Information, Contact: Michael K. Devlin, Executive Vice President and Chief Financial Officer (617-925-1961) mdevlin@randolphsavings.com

RANDOLPH BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2017 FINANCIAL RESULTS

STOUGHTON, Massachusetts, February 27, 2018 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Randolph Savings Bank (the “Bank”), today announced a net loss of $1.6 million, or $0.28 per share, for the fourth quarter of 2017 compared to a net loss of $546,000, or $0.10 per share, for the fourth quarter of 2016. For the year ended December 31, 2017, the Company recognized a net loss of $2.1 million, or $0.39 per share, compared to net income of $463,000 for the year ended December 31, 2016.

The operating results for the fourth quarter and full year in both 2017 and 2016 were affected by certain non-recurring items. Excluding such non-recurring items, the net loss was $1.0 million in the fourth quarter of 2017 compared to net income of $4,000 in the fourth quarter of 2016, while the net loss for the year ended December 31, 2017 was $1.0 million compared to net income of $2.0 million for the year ended December 31, 2016.

The following non-recurring items, all presented on a pre-tax basis, were excluded from the results discussed in the preceding paragraph:

•	Expense of $2.3 million recorded in 2016 related to the Company’s funding of a new charitable foundation at the time of the mutual to stock conversion completed on July 1, 2016.
•

A bargain purchase gain of $1.3 million recognized in 2016 in connection with the acquisition of First Eastern Bankshares Corporation (“First Eastern”) on July 1, 2016. During the fourth quarter of 2016, a reduction of $175,000 in the bargain purchase gain was recognized upon resolution of tax reimbursements due the former shareholder of First Eastern.

•	A restructuring charge of $594,000 in the fourth quarter of 2017 in connection with a workforce reduction in mortgage banking operations.
•	Merger and integration costs of $531,000 in 2017 and $980,000 in 2016, including $316,000 in the fourth quarter of that year, related to the First Eastern acquisition.
•

Income of $427,000 in 2016 related to a life insurance settlement, net of expenses for payments made to beneficiaries under related agreements, including $59,000 of expense in the fourth quarter of 2016.

During 2017, the Company increased its total assets $50.7 million, or 10.5%, from $481.2 million at December 31, 2016 to $531.9 million at December 31, 2017. During 2017, net loans increased $67.4 million, or 20.2%, while deposits increased $15.7 million, or 4.5%.

James P. McDonough, President and Chief Executive Officer, stated, “The past year has presented many challenges as we worked to leverage the capital raised in our 2016 initial public offering and to integrate the operations and cultures of Randolph Savings Bank with those of First Eastern. While we were successful in our efforts to leverage capital and to complete the integration of all systems of the two operations to a common platform, we were unable to replace the significant loss of business in our mortgage banking operations caused by the decrease in loan refinancing activity throughout 2017. In December 2017, we reduced the number of personnel involved in mortgage banking operations to better align staffing levels with the current volume of residential mortgage loan originations.”

Mr. McDonough added, “We continue to be committed to our mortgage banking strategy. The challenges encountered in 2017 have caused us to focus more clearly on what is required to achieve success in this important area of our operations. We believe we now have the right people, systems and products to expand market share throughout the areas in which we do business. As we transition from the Randolph Savings Bank name and that of our mortgage banking unit, First Eastern Mortgage Division, to our recently announced new name Envision Bank and the new name for our mortgage banking unit, Envision Mortgage, we are truly excited about our future.”

Year End Operating Results

For the year ended December 31, 2017, the Company’s net loss was affected by two significant non-recurring items, namely: 1) a restructuring charge of $594,000 attributable to a workforce reduction in our mortgage banking operations and 2) merger and integrations costs of $531,000 associated with the First Eastern transaction. Exclusive of these costs, the Company would have reported a net loss in 2017 of $1.0 million. For the year ended December 31, 2016, the Company’s net income was affected by four significant non-recurring items, namely: 1) a bargain purchase gain of $1.3 million, representing the excess of the fair value of the net assets acquired over the amount paid in the acquisition of First Eastern; 2) a charitable contribution expense of $2.3 million related to the funding of our new charitable foundation in connection with the mutual to stock conversion; 3) merger and integration costs of $980,000 associated with the First Eastern transaction, and 4) a net gain on a life insurance settlement of $427,000. Exclusive of these items, the Company would have reported net income in 2016 of $2.0 million. The decline of $3.0 million in operating results, exclusive of non-recurring items, was primarily due to our mortgage banking operations where loan sale gains declined $1.2 million despite the inclusion of First Eastern in operating results for all of 2017 compared to only six months in 2016, whereas non-interest expenses, as adjusted for the non-recurring items set forth above, increased $4.9 million in 2017. The Company recognized a $1.8 million increase in its net interest income after provision for loan losses which partially offset the decline in mortgage banking operations.

Net interest income increased by $2.2 million for the year ended December 31, 2017 compared to the prior year. This increase was due to the growth in average interest-earning assets of $54.2 million in 2017 and an increase in the net interest margin of 11 basis points to 3.22% in 2017 compared to 3.11% in 2016. These results reflect the leveraging of capital raised in our 2016 initial public offering and our emphasis on loan growth.

The Company recognized a provision for loan losses of $540,000 for the year ended December 31, 2017 compared to a provision of $103,000 in the prior year. This increase resulted from the strong loan growth achieved in 2017. All internal measures of asset quality, including delinquency data, classified loan balances and nonaccrual loan balances continue their positive trend, reflecting the strength of the regional and local economy and the Company’s continued focus on credit quality. The allowance for loan losses was 0.92% of total loans at December 31, 2017 compared to 0.97% at December 31, 2016.

Non-interest income decreased $2.1 million from $15.0 million for the year ended December 31, 2016 to $13.0 million in 2017. The 2016 bargain purchase gain resulting from the First Eastern transaction and gain on a life insurance settlement together accounted for $1.8 million of this decrease between years. Net gains on the sale of mortgage loans declined $1.2 million between years. The decrease in 2017 was largely due to a favorable adjustment associated with election of the fair value option for loans held for sale in 2016 and a volume-related decline in the fair value of mortgage banking derivatives between years as loan sales totaled $404 million in both 2017 and 2016.  Largely offsetting this decrease was a $1.0 million increase in mortgage servicing fee income, which was principally due to a full year of operations of First Eastern in 2017 compared to only six months in 2016, and the reversal in 2017 of $334,000 of the valuation allowance for mortgage servicing rights.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Non-interest expenses increased $2.8 million from $27.1 million for the year ended December 31, 2016 to $29.8 million in 2017. Exclusive of non-recurring items relating to the 2016 contribution of $2.3 million to our charitable foundation, merger and integration costs of $531,000 and $980,000 in 2017 and 2016, respectively, and a restructuring charge of $594,000 in 2017, non-interest expenses would have increased $4.9 million, or 20.6%. in 2017. This increase was primarily due to the inclusion of First Eastern in operating results for all of 2017 compared to only six months in 2016 and included a $3.6 million increase in salaries and employee benefits and a $527,000 increase in occupancy and equipment costs. Marketing expenses increased $541,000 in 2017 due to increases in internet and traditional media advertising and to costs incurred in preparation for the Bank’s re-branding as Envision Bank in March 2018.

The Company recognized a tax benefit of $443,000 for the year ended December 31, 2017 compared to a tax provision of $13,000 for the year ended December 31, 2016. The tax benefit in 2017 results from repeal of the Alternative Minimum Tax (“AMT”) beginning in 2018 as set forth in the Jobs and Tax Cuts Act of 2017 (the “Act”). The Act also provides that existing AMT credit carryforwards become refundable during the period 2018-2021. As a result, the Company reversed the valuation allowance of $462,000 which had been established in prior years and recognized a tax benefit for this amount. The remaining tax provisions of $19,000 in 2017 and $13,000 in 2016 are due to state income taxes.

The Company continues to maintain the 100% valuation allowance for its deferred tax assets originally recorded in 2014. The valuation allowance amounted to $2.7 million at December 31, 2017 and $3.9 million at December 31, 2016. The decrease in 2017 was attributable to two tax law changes under the Act, namely, a reduction in the federal corporate tax rate from 35% to 21% and the provisions related to the AMT discussed in the preceding paragraph.

Fourth Quarter Operating Results

For the quarter ended December 31, 2017, the Company’s net loss of $1.6 million included a restructuring charge of $594,000, while the net loss of $546,000 for the fourth quarter of 2016 was affected by three non-recurring items, namely: 1) a reduction of $175,000 in the bargain purchase gain recognized in connection with the acquisition of First Eastern; 2) merger and integration costs of $316,000, and 3) settlement costs of $59,000 under the supplemental retirement plan for a director who had passed away during the year. Exclusive of these items, the Company would have reported a net loss of $1.0 million in the fourth quarter of 2017 compared to net income of $4,000 in the fourth quarter of 2016.

Net interest income increased $305,000 in the quarter ended December 31, 2017 compared to the same period in the prior year. This increase was due to the continuing growth in the loan portfolio and the 13 basis points increase in the yield on loans from 3.78% in the fourth quarter of 2016 to 3.91% in the fourth quarter of 2017. The Company’s net interest margin for the 2016 quarter was 3.18% compared to 3.17% in the 2017 quarter.

The Company recognized a provision for loan losses of $205,000 and $200,000 for the quarters ended December 31, 2017 and 2016, respectively. As previously noted, the Company’s key measures continue to show strong asset quality. The quarterly provisions in 2017 and 2016 are primarily due to loan growth.

Non-interest income decreased $1.7 million from $4.3 million for the quarter ended December 31, 2016 to $2.5 million for the same period of 2017. Exclusive of a $175,000 reduction in the bargain purchase gain in the fourth quarter of 2016, this decrease would have been $1.9 million with $1.4 million of the decrease due to a reduction

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

in loan sale gains. During the quarter ended December 31, 2016, loan sales totaled $158.6 million compared to $95.5 million during the same period of 2017. The decrease in loan originations was attributable to slower loan refinancing activity between periods and, to a lesser extent, fewer loan originators. Also contributing to the decrease in non-interest income in 2017 was an impairment write-down of $225,000 on a branch office scheduled to be closed in March 2018 in connection with the opening of our new branch office in Braintree, MA.

Non-interest expenses decreased $97,000 from $8.2 million for the quarter ended December 31, 2016 to $8.1 million for the same period of 2017. Exclusive of the restructuring charge of $594,000 in 2017 as well as merger integration costs of $316,000 and a settlement cost of $59,000 under our supplemental retirement plan in the 2016 period, non-interest expenses decreased by $316,000, or 4.1%, in 2017. This decrease is primarily due to lower commissions expense due to lower loan originations in the 2017 period. Included in non-interest expense in the fourth quarter of 2017 is stock-based compensation of $185,000 associated stock awards and grants made in October 2017, and additional marketing costs of $145,000 incurred in preparation for the Bank’s rebranding as Envision Bank in March 2018.

The Company recognized a tax benefit of $295,000 for the quarter ended December 31, 2017 compared to a tax provision of $10,000 for the quarter ended December 31, 2016. As previously discussed, the Company reversed $462,000 of the deferred tax asset valuation allowance that had been established for AMT credit carryforwards upon passage of the Act in December 2017. Partially offsetting this benefit was a tax provision of $166,000, of which $154,000 represented the reversal of previously recorded tax benefits in 2017. These benefits were due to and had been fully offset by taxes provided for other comprehensive income attributable to appreciation in the fair value of available-for-sale securities. This appreciation was wiped out in the fourth quarter by unrealized losses on these securities.

Balance Sheet

Total assets were $531.9 million at December 31, 2017 compared to $481.2 million at December 31, 2016, an increase of $50.7 million. This growth is entirely due to an increase of $67.4 million in the loan portfolio, partially offset by a $7.1 million decrease in investment securities and a $5.0 million decrease in loans held for sale. These changes reflect the Company’s strategy in recent years of shifting a higher proportion of its interest-earning assets into the loan portfolio.

Net loans totaled $400.4 million at December 31, 2017, an increase of $67.4 million, or 20.2%, from December 31, 2016. Of this increase, $13.4 million and $23.0 million was due to organic growth in commercial real estate loans and residential mortgage loans (including home equity loans), respectively. Commercial and industrial loans and consumer loans increased during 2017 by $19.7 million and $9.8 million, respectively. The growth in commercial and industrial loans is due to participations in loans with local franchisees of a major international fast food retailer originated by a super-regional bank. The growth in consumer loans is due to purchases of refinanced student loans and auto loans.

Deposits increased $15.7 million, or 4.5%, to $366.8 million at December 31, 2017 from $351.2 million at December 31, 2016. This increase was adversely affected by a decline of $4.6 million in custodial account balances due to the transfer of $575 million in serviced loans in 2017 (including loans sold in December 2016). An increase of $6.9 million in brokered deposits contributed to this increase. Excluding the impact of these items, deposits increased $13.3 million, or 3.8%, in 2017 primarily due to increases in business-related non-maturity deposits and, to a lesser extent, special offerings of term certificates.

The Company increased its borrowings from the Federal Home Loan Bank of Boston (“FHLBB”) by $37.3 million during 2017 to help fund loan growth. Borrowings at December 31, 2017 totaled $76.0 million, including

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

$64.7 million in overnight advances. At December 31, 2017, available borrowing capacity at the FHLBB amounted to $67.6 million based on qualified collateral as of that date.

Stockholders’ equity decreased $1.8 million to $81.5 million at December 31, 2017 compared to $83.3 million at December 31, 2016. The decrease is due to the net loss of $2.1 million, partially offset by equity adjustments of $406,000 associated with the employee stock ownership plan and restricted stock awards. In addition, the Company repurchased shares of its common stock, primarily in connection with a stock repurchase program, at a cost of $160,000. The Company’s Tier 1 capital (to average assets) ratio was 16.0% at December 31, 2017 compared to 16.9% at December 31, 2016.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Randolph Savings Bank and its First Eastern Mortgage Division (the “Bank”). The Bank is a full-service community bank with six retail branch locations, loan operations centers in Andover and North Attleboro, Massachusetts and five loan production offices concentrated in eastern Massachusetts.

Forward Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risks outlined in the Company’s Form 10-K, as updated by its Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission (“SEC”). The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as tangible book value per share, return on average assets, return on average equity, non-interest income to total income and the efficiency ratio. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A detailed reconciliation table of the Company’s GAAP to non-GAAP net income (loss) is attached.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amount)

(Unaudited)

	December 31,	December 31,
	2017	2016

Assets
Cash and due from banks	$3,562	$4,370
Interest-bearing deposits	5,260	10,479
Total cash and cash equivalents	8,822	14,849

Certificates of deposit	2,940	3,675
Securities available for sale, at fair value	61,576	68,637
Loans held for sale, at fair value	25,390	30,452
Loans, net of allowance for loan losses of $3,737 in 2017 and $3,271 in 2016	400,373	332,991
Federal Home Loan Bank stock, at cost	3,310	2,478
Accrued interest receivable	1,432	1,163
Mortgage servicing rights	6,397	8,486
Premises and equipment, net	8,670	6,280
Bank-owned life insurance	8,037	7,884
Foreclosed real estate	193	-
Other assets	4,752	4,329

Total assets	$531,892	$481,224

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$62,130	$59,646
Interest bearing	304,706	291,533
Total deposits	366,836	351,179

Federal Home Loan Bank advances	75,954	38,667
Mortgagors' escrow accounts	907	1,572
Post-employment benefit obligations	2,750	2,886
Other liabilities	3,962	3,618
Total liabilities	450,409	397,922

Stockholders' Equity:
Common stock	61	59
Additional paid-in capital	56,493	56,373
Retained earnings	30,415	32,661
ESOP-Unearned compensation	(4,319)	(4,507)
Accumulated other comprehensive income (loss), net of tax	(1,167)	(1,284)
Total stockholders' equity	81,483	83,302

Total liabilities and stockholders' equity	$531,892	$481,224

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amount)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Interest and dividend income:
Loans	$4,051	$3,456	$15,099	$12,438
Other interest and dividend income	441	467	1,841	1,777
Total interest and dividend income	4,492	3,923	16,940	14,215

Interest expense	652	368	2,110	1,606

Net interest income	3,840	3,535	14,830	12,609
Provision for loan losses	205	200	540	103

Net interest income after provision for loan losses	3,635	3,335	14,290	12,506

Non-interest income:
Gain on sale of mortgage loans, net	1,888	3,241	9,151	10,381
Gain on sales/calls of securities	-	-	-	162
Life insurance settlement	-	-	-	486
Bargain purchase gain	-	(175)	-	1,276
Other	660	1,216	3,812	2,725
Total non-interest income	2,548	4,282	12,963	15,030

Non-interest expenses:
Salaries and employee benefits	4,673	5,397	18,731	15,168
Occupancy and equipment	698	680	2,655	2,128
Professional fees	324	395	1,344	1,378
Marketing	365	141	989	448
Charitable foundation expense	-	-	-	2,275
Restructuring expense	594	-	594	-
Merger and integration costs	-	316	531	980
Other non-interest expenses	1,402	1,224	4,978	4,683
Total non-interest expenses	8,056	8,153	29,822	27,060

Income (loss) before income taxes	(1,873)	(536)	(2,569)	476
Income tax provision (benefit)	(295)	10	(443)	13

Net income (loss)	$(1,578)	$(546)	$(2,126)	$463

Earnings (loss) per share (basic and diluted)	$(0.28)	$(0.10)	$(0.39)	N/A

Weighted average shares outstanding	5,597,762	5,413,313	5,468,514

N/A – Not applicable as the Company’s common stock was not outstanding throughout the year.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016

Net income (loss) - GAAP basis	$(1,578)	$(546)	$(2,126)	$463
Non-interest income adjustments:
Bargain purchase gain	-	175	-	(1,276)
Gain on life insurance settlements	-	-	-	(486)

Non-interest expense adjustments:
Charitable foundation contribution	-	-	-	2,275
Restructuring charge	594	-	594	-
Merger and integration costs	-	316	531	980
SERP expense on life insurance settlement	-	59	-	59
Net income (loss) - Non-GAAP basis	$(984)	$4	$(1,001)	$2,015

The Company’s management believes that the presentation of net income (loss) on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Return on average assets: (1)
GAAP	(1.22%)	(0.46%)	(0.43%)	0.10%
Non-GAAP (2)	(0.76%)	0.00%	(0.20%)	0.46%

Return on average equity: (1)
GAAP	(7.53%)	(2.56%)	(2.53%)	0.74%
Non-GAAP (2)	(4.69%)	0.02%	(1.19%)	3.21%

Net interest margin	3.17%	3.18%	3.22%	3.11%

Non-interest income to total income:
GAAP	36.19%	52.19%	43.35%	51.39%
Non-GAAP (2)	36.19%	53.19%	43.35%	48.28%

Efficiency ratio:
GAAP	126.11%	104.30%	107.30%	97.91%
Non-GAAP (2)	116.81%	97.32%	95.97%	86.40%

Tier 1 capital to average assets	15.95%	16.90%	15.95%	16.90%

Nonperforming assets as a percentage of total assets	0.46%	0.46%	0.46%	0.46%

Allowance for loan losses as a percentage of total loans	0.92%	0.97%	0.92%	0.97%

Allowance for loan losses as a percentage of non-performing loans	165.94%	147.28%	165.94%	147.28%

Tangible book value per share	13.49	14.18	13.49	14.18

(1)	Annualized for quarterly periods presented
(2)	See page 8 - Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(3)	Total loans exclude loans held for sale but include net deferred loan costs and fees

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF